Exhibit 99.1

Radius Health Reports Third Quarter 2017 Financial and Operating Results and Provides Business Update

First full quarter of TYMLOS™ sales shows accelerating market share & stabilization of the anabolic market

Plan access at approximately 200 million lives – 87% commercial and 35% Medicare

Male Osteo Trial: FDA agreement on the design of a clinical trial in men

FDA Fast Track Designation for elacestrant (RAD1901)

First patient enrolled in Phase 1 study of RAD140

Strengthened balance sheet with $305 million convertible debt offering

WALTHAM, Mass., November 2, 2017 -- Radius Health, Inc. ("Radius" or the "Company") (Nasdaq:RDUS), today reported its financial results for the third quarter ended September 30, 2017, and provided a business update.

“It is very encouraging for Radius to see TYMLOS gaining traction in the market," said Jesper Høiland, President and CEO of Radius. "In addition to our stated goal of gaining market leadership for TYMLOS, we are excited by the positive response to the product by physicians, payors and patients. With the recent capital raise, we are also well funded to start investing in expanding the TYMLOS label and advancing the development of our other therapeutic candidates in the pipeline."

"TYMLOS is proving itself to be an important treatment for a high unmet medical need, as demonstrated by the continued increase in lives covered through managed care contracts," said David Snow, Chief Commercial Officer of Radius. "Postmenopausal women with osteoporosis at high risk for fractures deserve to have therapies that safely and effectively reduce that risk, with lower out of pocket costs. Our sales team is achieving strong reach and call frequency and we are continuing to expand payer acceptance while we see anabolic class volume stabilizing."

TYMLOS (abaloparatide injection)

•

Third quarter reported sales of TYMLOS in the U.S. (the first full quarter since its launch) were approximately $3.5 million. Radius received FDA approval for TYMLOS on April 28, 2017 for the treatment of postmenopausal women with osteoporosis at high risk of fracture, and began shipments to wholesalers at the end of May 2017.

•

In September 2017, Radius presented results from the completed ACTIVExtend study in an abstract titled "Sustained Fracture Risk Reduction with Sequential Abaloparatide/Alendronate: Results of ACTIVExtend" at the ASBMR 2017 Annual Meeting in Denver, Colorado. In ACTIVExtend, patients who had completed 18 months of TYMLOS or placebo in the ACTIVE Phase 3 trial were transitioned to receive 24 additional months of open-label alendronate. Patients who received a sequential therapy of TYMLOS followed by alendronate demonstrated statistically significant fracture risk reductions through 3.5 years. At the 43-month timepoint, the previous TYMLOS-treated patients had a significant 84 percent relative risk reduction (p<0.0001) in the incidence of new vertebral fractures compared with women who received placebo followed by alendronate. Additionally, TYMLOS followed by alendronate demonstrated a 39 percent relative risk reduction in nonvertebral fractures (p=0.038), compared with women who received placebo followed by alendronate.

The Company expects to submit a labeling supplement to the FDA in connection with the ACTIVExtend results by the end of 2017.

Pipeline Updates

Abaloparatide – Subcutaneous (SC)

•	European MAA

Radius' European Marketing Authorisation Application (MAA) for abaloparatide-SC for the treatment of postmenopausal women with osteoporosis is under review by the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA). On July 21, 2017, the CHMP issued a second Day-180 List of Outstanding Issues. Radius is working with the CHMP to address these issues, and discussed preliminary responses with the Rapporteurs in a formal Clarification Meeting. We expect an opinion from the CHMP regarding the MAA prior to the end of 2017.

•	Male Osteoporosis Trial

We recently gained agreement with the FDA on the design of a clinical trial in men with osteoporosis, which, if successful, will form the basis of an sNDA seeking to expand the use of TYMLOS to treat men with osteoporosis at high risk for fracture. The study will be a randomized, double-blind, placebo-controlled trial that will enroll approximately 225 men with osteoporosis.

The primary endpoint is change in spine bone mineral density (“BMD”) at 12 months compared with placebo. TYMLOS has demonstrated in previous clinical trials that it increases BMD in postmenopausal women. The study will include specialized high-resolution imaging of bone structure in a subset of the study participants. We expect to initiate the trial in the first quarter of 2018.

Abaloparatide-Transdermal Patch (TD)

•

We have scheduled a meeting with the FDA in January 2018 to align on a regulatory pathway for a pivotal study (e.g. bioequivalence or BMD) for abaloparatide-TD and we are also discussing manufacturing arrangements with 3M Company related to potential commercial supplies of abaloparatide-TD. We are on track to complete manufacturing scale-up, production, and other required activities needed to initiate a pivotal study. The pharmacokinetic profile of an optimized abaloparatide-TD patch was successfully modified so as to improve comparability to abaloparatide-SC. We believe that the transdermal patch program, if approved, will offer patients who suffer from osteoporosis a convenient alternative.

Elacestrant (RAD1901)

•

In a meeting to discuss the elacestrant breast cancer development program, the FDA indicated that, depending on the study results, which must demonstrate an improvement over then available therapies, the planned single-arm Phase 2 trial could be considered a pivotal study for accelerated approval as long as a confirmatory study is ongoing by the time of the NDA submission. We will provide further study details when the Phase 2 study is initiated, which we expect will be in early 2018. In October, elacestrant received FDA Fast Track designation supporting a rapid speed to market strategy.

Elacestrant is also being evaluated at low doses as an estrogen receptor ligand for the potential relief of the frequency and severity of moderate to severe hot flashes in postmenopausal women with vasomotor symptoms. We are currently reviewing our elacestrant vasomotor development program and plan to provide an update by the end of 2017.

RAD140

•

In September 2017, the Company announced that the first patient had been enrolled in the Company's Phase 1 study of RAD140, a nonsteroidal selective androgen receptor modulator (SARM) undergoing clinical evaluation for the treatment of hormone receptor positive breast cancer. The clinical trial is designed to evaluate the safety and maximum tolerated dose of RAD140 in approximately 40 patients.

Radius Anticipates the Following Milestones

•	Abaloparatide
o	Receive Committee for Medicinal Products for Human Use (CHMP) opinion regarding the EMA's review of the abaloparatide-SC MAA before the end of 2017
o	Submit a labeling supplement in connection with the ACTIVExtend data to the FDA by 2017 year end
o

Provide updates on the potential regulatory pathway for an abaloparatide-transdermal patch (TD) pivotal study following a scheduled meeting with the FDA in January 2018 and discussions with 3M Company for potential commercial supplies of abaloparatide-TD

o	Initiate a male osteoporosis study in the first quarter of 2018
o	Enter into a partnership for the potential commercialization of abaloparatide-SC outside the US and Japan prior to commercial launch in the European Union

•	Elacestrant
o	Initiate Phase 2 single-arm monotherapy clinical trial in metastatic breast cancer patients in early 2018
o	Complete review of the elacestrant vasomotor development program and provide an update by the end of 2017
•	RAD140
o	Continue enrollment in the Phase 1 study

Corporate Update

The Company also announced today that Ansbert Gadicke, M.D., has resigned from the Board of Directors of the Company effective November 8, 2017, after having served on the Board of the Company and its predecessor since 2003.  Following Dr. Gadicke’s resignation, the Company expects to reduce the size of the Board from 10 to 9 members.

Radius Expects to Make Presentations at the Following Upcoming Conferences

•	On December 5-9, 2017, Gary Hattersley, PhD, Chief Scientific Officer, will present at the San Antonio Breast Cancer Symposium and Radius will host one-on-one meetings
•	On January 8-11, 2018, Jesper Høiland, Radius President and CEO, will present and host one-on-one meetings at the 36th JP Morgan Annual Healthcare Conference in San Francisco
•	On March 12-14, 2018, Jesper Høiland, Radius President and CEO, will present and host one-on-one meetings at the 38th Cowen Annual Healthcare Conference

Third Quarter 2017 Financial Results

Three Months Ended September 30, 2017

For the three months ended September 30, 2017, Radius reported a net loss of $57.8 million, or $1.31 per share, compared to a net loss of $46.2 million, or $1.07 per share, for the three months ended September 30, 2016.

For the three months ended September 30, 2017, Radius reported TYMLOS net product revenues of about $3.5 million, which reflects the first full quarter of recorded sales. Radius had no revenue in the three months ended September 30, 2016 as the FDA approved TYMLOS on April 28, 2017.

Research and development expense for the three months ended September 30, 2017, was $21.0 million compared to $27.5 million for the three months ended September 30, 2016, a decrease of $6.5 million, or 24%.  This decrease was primarily driven by a $3.4 million decrease in vasomotor project related spending, a $2.0 million decrease in abaloparatide-SC project costs, and a $1.1 million decrease in RAD1901 oncology project costs.

Selling, general, and administrative expense for the three months ended September 30, 2017, was $47.7 million compared to $19.2 million for the three months ended September 30, 2016, an increase of $28.5 million, or 148%. This increase was primarily the result of an increase of approximately $10.1 million in professional fees and support costs, including the costs associated with increasing headcount and preparing for the commercialization of TYMLOS in the United States. This increase was also driven by a $15.2 million increase in compensation expense, including stock-based compensation, due to the increase in headcount.

Nine Months Ended September 30, 2017

For the nine months ended September 30, 2017, Radius reported a net loss of $183.2 million, or $4.21 per share, compared to a net loss of $130.1 million, or $3.02 per share, for the nine months ended September 30, 2016.

For the nine months ended September 30, 2017 Radius reported TYMLOS net product revenues of about $4.4 million, which reflects the first full quarter of reported sales. Radius had no revenue in the nine months ended September 30, 2016 as the FDA approved TYMLOS on April 28, 2017.

Research and development expense for the nine months ended September 30, 2017, was $60.2 million compared to $81.8 million for the nine months ended September 30, 2016, a decrease of $21.6 million, or 26%.  This decrease was primarily driven by a $14.9 million decrease in RAD1901 project costs, a $14.1 million decrease in abaloparatide-SC project costs, and a $2.2 million decrease in development costs associated with abaloparatide-TD. This decrease was partially offset by a $9.7 million increase in compensation expense, including stock-based compensation, due to an increase in headcount.

Selling, general, and administrative expense for the nine months ended September 30, 2017, was $135.9 million compared to $50.1 million for the nine months ended September 30, 2016, an increase of $85.8 million, or 171%. This increase was primarily the result of an increase of approximately $27.9 million in professional fees and support costs during the nine months ended September 30, 2017, including the costs associated with increasing headcount and preparing for the commercialization of TYMLOS in the United States. This increase was also driven by a $49.4 million increase in compensation expense, including stock-based compensation, due to an increase in headcount.

As of September 30, 2017, Radius had $468.1 million in cash, cash equivalents and marketable securities. Based upon our cash, cash equivalents and marketable securities balance as of September 30, 2017, we believe that, prior to the consideration of proceeds from partnering and/or collaboration activities, we have sufficient capital to fund our development plans, U.S. commercial and other operational activities for not less than twelve months from the date of this press release.

Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share amounts)

	September 30,	December 31,
	2017	2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$446,938	$258,567
Restricted cash	47	47
Marketable securities	21,144	73,880
Trade receivables, net	11,682	-
Inventory	3,074	-
Prepaid expenses and other current assets	7,808	2,315
Total current assets	490,693	334,809
Property and equipment, net	7,306	4,922
Intangible assets	8,380	-
Other assets	558	551
Total assets	$506,937	$340,282

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,714	$6,128
Accrued expenses and other current liabilities	34,411	26,597
Total current liabilities	38,125	32,725
Other non-current liabilities	213	379
Note payable	162,759	-
Total liabilities	201,097	33,104
Stockholders' equity:
Common stock, $.0001 par value; 200,000,000 shares authorized, 44,531,913 shares and 43,141,134 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	$4	$4
Additional paid-in-capital	1,117,101	935,671
Accumulated other comprehensive income	2	71
Accumulated deficit	(811,267)	(628,568)
Total stockholders' equity	305,840	307,178
Total liabilities and stockholders' equity	$506,937	$340,282

Condensed Consolidated Statement of Operations and Comprehensive Loss

(Unaudited amounts in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

REVENUES:
Product revenue, net	$3,469	$-	$4,449	$-
License revenue	10,000	-	10,000	-
OPERATING EXPENSES:
Cost of sales - product	253	-	358	-
Cost of sales - intangible amortization	200	-	200	-
Research and development	20,997	27,453	60,176	81,827
Selling, general, and administrative	47,723	19,240	135,943	50,079
Loss from operations	(55,704)	(46,693)	(182,228)	(131,906)
OTHER (EXPENSE) INCOME:
Other expense, net	(195)	(78)	(212)	(174)
Interest expense	(2,763)	-	(2,763)	-
Interest income	819	585	1,983	1,996
NET LOSS	$(57,843)	$(46,186)	$(183,220)	$(130,084)
OTHER COMPREHENSIVE INCOME:
Unrealized (loss) gain from marketable securities	(1)	(136)	(70)	47
COMPREHENSIVE LOSS	$(57,844)	$(46,322)	$(183,290)	$(130,037)
LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS - BASIC AND DILUTED:	$(57,843)	$(46,186)	$(183,220)	$(130,084)
LOSS PER SHARE:
Basic and diluted	$(1.31)	$(1.07)	$(4.21)	$(3.02)
WEIGHTED AVERAGE SHARES:
Basic and diluted	43,999,451	43,092,921	43,535,874	43,049,734

Webcast and Conference Call

In connection with today's reporting of Third Quarter Financial Results, Radius will host a conference call and live audio webcast at 4:30 p.m. ET on Thursday, November 2, 2017 to discuss the commercial outlook for TYMLOS, review the financial results and provide a Company update.

Webcast Information:

Date: Thursday, November 2, 2017

Time: 4:30 p.m. ET

Live webcast: http://edge.media-server.com/m/p/jn39azn4

A replay of the webcast will be available on the Company's website, www.radiuspharm.com in the Investor section under Events and Presentations for 7 days following the live webcast.

Conference Call Information:

Date: Thursday, November 2, 2017

Time: 4:30 p.m. ET

Domestic Dial-in Number: (866) 323-7965

International Dial-in Number: (346) 406-0961

Conference ID: 96777747

For those unable to participate in the conference call or webcast, a replay will be available beginning November 2, 2017 at 7:30 p.m. ET until November 9, 2017 at 6:30 p.m. ET. To access the replay, dial (855) 859-2056 for U.S. or (404) 537-3406 for International. The replay pin number is 96777747.

A live audio webcast of the call can be accessed from the Investors section of the Company's website, www.radiuspharm.com, where a webcast replay will be also available for 14 days. The full text of the announcement and financial results will also be available on the Company's website.

About Radius

Radius is a science-driven fully integrated biopharmaceutical company that is committed to developing and commercializing innovative therapeutics in the areas of osteoporosis, oncology and endocrine diseases. Radius' lead product, TYMLOS (abaloparatide) injection, was approved by the U.S. Food and Drug Administration for the treatment of postmenopausal women with osteoporosis at high risk for fracture. Radius' Marketing Authorisation Application (MAA) for abaloparatide-SC for the treatment of postmenopausal women with osteoporosis is under regulatory review in Europe. The Radius clinical pipeline includes an investigational abaloparatide transdermal patch for potential use in osteoporosis; the investigational drug elacestrant (RAD1901) for potential use in hormone-receptor positive breast cancer, and vasomotor symptoms in postmenopausal women; and the investigational drug RAD140, a non-steroidal, selective androgen receptor modulator (SARM) under investigation for potential use in hormone-receptor positive breast cancer. For more information, please visit www.radiuspharm.com.

About TYMLOS (abaloparatide injection)

TYMLOS (abaloparatide injection) was approved by the U.S. Food and Drug Administration for the treatment of postmenopausal women with osteoporosis at high risk for fracture defined as history of osteoporotic fracture, multiple risk factors for fracture, or patients who have failed or are intolerant to other available osteoporosis therapy. Radius' Marketing Authorisation Application (MAA) for abaloparatide-SC for the treatment of women with postmenopausal osteoporosis was validated and is currently undergoing regulatory review by the European Medicines Agency (EMA).

Radius also is developing abaloparatide-transdermal (abaloparatide-TD) based on 3M Company's patented Microstructured Transdermal System technology for potential use as a treatment for postmenopausal women with osteoporosis.

About ACTIVE and ACTIVExtend

The Phase 3 ACTIVE (Abaloparatide Comparator Trial In Vertebral Endpoints) trial was a randomized, double-blind, placebo-controlled, comparative, multicenter, 18 month international study in 2,463 postmenopausal women with osteoporosis designed to evaluate the efficacy and safety of abaloparatide-SC 80 mcg to reduce the risk of vertebral and nonvertebral fractures. The results of ACTIVE were published in the Journal of the American Medical Association in August of 2016. ACTIVExtend, an extension of ACTIVE, enrolled patients who had completed 18 months of abaloparatide-SC or placebo in ACTIVE to receive up to 24 additional months of open-label alendronate. The results of the first six months of ACTIVExtend were published in the Mayo Clinic Proceedings in February of 2017.

About Elacestrant (RAD1901)

Elacestrant is a selective estrogen receptor degrader (SERD), which is being evaluated for potential use as a once daily oral treatment for hormone-receptor positive breast cancer. Elacestrant is currently being investigated for potential use in women with advanced estrogen receptor positive, HER2 negative, breast cancer, the most common form of the disease. Studies completed to date indicate that the compound has the potential for use as a single agent or in combination with other therapies for the treatment of breast cancer.

Additional information on the clinical trial program of elacestrant (RAD1901) is available on www.clinicaltrials.gov.

About RAD140

RAD140 is a non-steroidal selective androgen receptor modulator (SARM). The androgen receptor (AR) is frequently expressed in many estrogen receptor (ER)-positive, ER-negative, and triple-negative breast cancers. Because of its receptor and tissue selectivity, potent activity, oral bioavailability, and long half-life, RAD140 could have clinical potential in the treatment of breast cancer. RAD140 resulted from an internal drug discovery program focused on the androgen receptor pathway, and exhibits a differentiated mechanism of action compared to ER-targeted therapy.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the progress of abaloparatide-SC in the regulatory process with the EMA and the expected timing of potential regulatory actions, the potential accelerated regulatory pathway for elacestrant, our expectations regarding our regulatory submissions and clinical trial initiations, the entry into potential collaboration or supply agreements, including the timing of any such entry, our expectations for commercialization of TYMLOS in the U.S., the progress in the development of our product candidates, including abaloparatide-TD, elacestrant (RAD1901) and RAD140, each of the statements under the heading "Radius Anticipates The Following Milestones," upcoming events and presentations, the sufficiency of our cash, cash equivalents and marketable securities, and the potential clinical uses and therapeutic and other benefits of our product candidates, including abaloparatide-TD, elacestrant and RAD140.

These forward-looking statements are based on management's current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: we expect to need to raise additional funding, which may not be available; risks related to raising additional capital; our limited operating history; quarterly fluctuation in our financial results; our dependence on the success of TYMLOS, and our inability to ensure that TYMLOS will obtain regulatory approval outside the U.S. or be successfully commercialized in any market in which it is approved, including as a result of risk related to coverage, pricing and reimbursement; risks related to competitive products and any collaboration agreements failing to be successful; risks related to clinical trials, including our reliance on third parties to conduct key portions of our clinical trials and uncertainty that results will support our product candidate claims; the risk that adverse side effects will be identified during the development of our product candidates or during commercialization, if approved; risks related to manufacturing, supply and distribution; and the risk of litigation or other challenges regarding our intellectual property rights. These and other important risks and uncertainties discussed in our filings with the Securities and Exchange Commission, or SEC, including under the caption "Risk Factors" in our Quarterly Report on Form 10-Q for the period ending June 30, 2017 and subsequent filings with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.  Any such forward-looking statements represent management's estimates as of the date of this press release.  While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.  These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor & Media Relations Contact:

Alex Fudukidis

Email: alex.fudukidis@russopartnersllc.com

Phone: 646-942-5632